Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

			Votes for	Votes withheld
Liaquat Ahamed	 	7,618,338 	304,227
Ravi Akhoury	 	7,597,977 	324,588
Barbara M. Baumann	7,618,991 	303,574
Jameson A. Baxter	7,596,435 	326,130
Charles B. Curtis	7,600,204 	322,361
Robert J. Darretta	7,599,127 	323,438
Katinka Domotorffy	7,624,674 	297,891
John A. Hill	 	7,586,960 	335,605
Paul L. Joskow	 	7,597,002 	325,563
Kenneth R. Leibler	7,618,140 	304,425
Robert E. Patterson	7,604,058 	318,507
George Putnam, III	7,616,649 	305,916
Robert L. Reynolds	7,625,617 	296,948
W. Thomas Stephens 	7,601,484 	321,081

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:


Votes for	Votes against	Abstentions	Broker non-votes
5,777,055 	188,290 	563,680 	1,393,540

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
6,035,535 	266,624 	637,708 	1,308,016


All tabulations are rounded to the nearest whole number.